Exhibit 99.1

FOR IMMEDIATE RELEASE: NEWS
March 30, 2007 OTCBB: RNCH

Rancher Energy Corp. Announces Results of Special Meeting of Stockholders

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced that at its Special Meeting of Stockholders on March 30, 2007, stockholders approved all three proposals as follows:

•	Proposal No. 1 -- To amend the Company’s Articles of Incorporation to increase the authorized common stock from 100,000,000 shares to 275,000,000 shares.

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Proposal No. 2 -- To amend and restate the Company’s Articles of Incorporation in their entirety to, among other things, opt out of the application of business combination restrictions imposed under Nevada law.

•	Proposal No. 3 -- To consider and vote upon a proposal recommended by the Board of Directors to approve the Company’s 2006 Stock Incentive Plan.

John Works, President & CEO, said, “We are pleased with the results of our Special Meeting of Stockholders and appreciate the support of our stockholders in approving all three proposals. Management and the Board of Directors believe these proposals are in the best interests of the Company and its stockholders from the standpoint of both giving the Company increased operating flexibility and strengthening corporate governance.”

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy is extracting proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

Dan Foley
Chief Financial Officer
Rancher Energy Corp.
303-928-7754